Exhibit 99.2

DarkPulse, Inc. Reports Second Quarter 2022 Financial Results and Operational Highlights

Company Issues Shareholder Letter

NEW YORK, New York, and HOUSTON, Texas –August 10, 2022 – DarkPulse, Inc. (OTC Markets: DPLS) (“DarkPulse” and the “Company”), a global technology company focused on the manufacture, sale, installation and monitoring of their patented laser sensing systems which provide a data stream of critical metrics for assessing the health and security of infrastructure, announces its financial results for second quarter ended June 30, 2022. The Company has also issued a shareholder letter discussing its operating results.

A Letter to Shareholders from the Founder of DarkPulse Inc.

Dear fellow shareholders,

It is my great pleasure to once again address all of our shareholders in this letter as Founder and CEO of DarkPulse, Inc. (the “Company”).

On behalf of our entire team, it is my pleasure to review accomplishments to date as well as our 2022 trajectory.

Since early 2022 we have made significant progress with the commercialization of our patents as well as expanding our global presence to more than eleven countries. We expect this expansion to continue well into 2023 as the Company continues to build market share into global critical infrastructure markets.

Significant Accomplishments for the First Half of 2022

After acquiring several entities our trajectory and rate of accomplishments has continued to significantly accelerate. Here are some key milestones we have attained to date.

During the first half of 2022, we have accomplished the following:

•	The Company secured office space in Houston, TX for its global headquarters. This is strategic for several reasons including Houston being a major business hub as well as a consolidated market for major companies in the oil and gas industry.

•	The Company has hired a financial controller based in our Houston office which will streamline back office operations while reducing costs, shortening time required to consolidate our subsidiaries’ financial documentation, aiding in financial reporting, and business operations while reducing cash cycles.

•	The Company has completed work for a new hardware design with integrated pulse generator eliminating the use of competing technology for deployments of our systems. We are beginning the design of an integrated PC for the same reasons.

•	The Company terminated its relationship with Bill Bayliss as part of its growth strategy. Mr. Bayliss was hired by BlueWater Group to prepare Optilan for sale and has successfully completed his role in that regard.

•	Optilan HoldCo 3 Limited (“Optilan”), our wholly-owned subsidiary, has named Jason Keith as CEO.

•	The Company added Dr. Ehab Eldemeri as Director of GCC and the Middle East.

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•	The Company has begun interviews for additional members of the Board and the creation of various committees consistent with rules associated with senior exchanges.

•	The Company assisted with the launch of the world’s first intelligent bridge in Marysville, CA by installing our sensor technology with the California Division of Transportation (“CALTRANS”).

•	The Company has created a digital twin of the Honcut Bridge in Marysville, CA and is programming a VR capable user interface utilizing a game engine to offer customers a full AR/VR experience of their infrastructure, such as bridges, roadways, buildings, with integration into supervisory control and data acquisition (“SCADA”) systems as an added value.

•	The Company signed a non- binding MOU for the purchase of Om Optel Industries Pvt. Ltd., a fiber optic cable manufacturing business located in India. Due diligence is underway with a definitive agreement as the next step pending successful due diligence.

•	The Company has engaged a large U.S. manufacturer to build our BOTDA systems.

•	The Company has signed agreements with teaming partners to help expand our manufacturing, sales, and installation capabilities across the globe.

•	The Company has engaged a banking firm to assist in raising non-toxic debt.

•	The Company continues to build relationships into multiple markets through various licensing, teaming, and partnership agreements.

•	The Company has signed a JV agreement with Egyptian Electrical & Mechanical Works based in Cairo and is building a local presence in Egypt.

•	The Company signed a second engagement agreement with Energy & Industrial Advisory Partners, EIAP to review possible acquisitions. If these acquisitions are closed, we expect them to increase the Company’s market share across several verticals related to big data as a service (“BDaaS”) and structural health monitoring of infrastructure.

•	The Company is the Platinum sponsor for Smart Cities Connect Washington D.C Smart Cities conference to be held September 26th-29th. Our CEO will be the keynote speaker.

•	The Company’s Board has approved a special dividend of shares of Optilan for all of the Company’s shareholders of record as of August 31, 2022.

•	The Company has signed a contract to install its technology into Moonland Resort, Egypt, which is the first commercial sale of our sensor system.

•	We have signed an exclusive agency agreement with Gulf Automation Services & Oilfield Supplies Company LLC (“GASOS”) in Abu Dhabi. GASOS will represent the Company in the region and assist in developing business opportunities.

•	We successfully integrated five companies which avail cross selling and relationships to benefit the parent company. We expect to see continued reduction in costs with increases in revenues as we continue consolidating the group of companies and adding key acquisitions in the near future.

•	The Company has scheduled its annual shareholder event for October 8,8,10 at the Venetian Hotel, Las Vegas. Reservations may be made at: www.DarkPulse.com/lv2022

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Sharpening Our Focus in 2022 and Beyond

We will focus on Company growth and increasing shareholder equity with an emphasis on long-term profitability and cash management. We choose to prioritize growth because we believe that scaling into a dominate market position is essential to achieving the full potential of our business plans.

We will continue to push the limits on our technology products and services with “first to market” offerings such as a fully integrated VR capable graphical user interface (“GUI”) as a key component to building the industrial metaverse and implement it as the world moves towards smart cities. This is in line with our future desire to be a major player in both structural health monitoring and BDaaS.

The Company is working toward the completion of an additional system interrogator “black box” units with integrated components, including PC capabilities, that will eliminate the need for our customers to purchase hardware from our competitors while offering a more complete and robust system application for use within the aerospace industry.

We believe we have a window of opportunity as the competitive landscape continues to evolve at rapid pace. Many large players have moved towards green energy, smart cities and an AR/VR industrial metaverse and we are devoting substantial resources toward becoming a global leader in the space. Our goal is to remain nimble by moving quickly to solidify and extend our current market position while we evaluate and execute opportunities in related areas. We see substantial revenue opportunity in these larger markets we are targeting and are concentrating on building our capabilities and market presence with an eye toward long term revenues.

We have created a team that has built our “back end” capability which allows our customer GUI to be utilized anywhere in the world on any device in real time. The design also includes cloud-based data storage which will enable customers to view their systems in real time and receive critical alerts. but to also view historical data in order to have a full view of their systems over longer time periods which will offer a more comprehensive view of their systems health. The team is working towards the launch of our virtual reality user interface, and we have added an additional engineer with expertise in unity game engine development.

Expanding Our Operational Presence Throughout the Middle East

We choose to concentrate in the Middle East since the region is leading the global markets in the creation of opportunities, we believe require our BOTDA sensors systems, most notably smart cities and smart infrastructure projects. With several projects currently underway and several more slated to begin in the near term. We believe our partnership with MultiNet will create the logistics needed to execute multiple contract opportunities throughout the GCC and Middle East. MultiNet not only allows our products to be physically available throughout the region but also creates channel partner capabilities through training and certification. We believe this will accelerate the Company’s ability to secure additional contracts and revenues from the region. Coupled with our agreement with GASOS, we believe the two parts equal the whole by allowing the Company to deliver on new revenue opportunities with GASOS by utilizing the infrastructure built by MultiNet. In order to sell products and services a logistics backbone is required for execution and our agreements with both MultiNet and GASOS give the Company these capabilities thereby accelerating our growth in the region.

Pursuing an Up list to a Senior Exchange

As mentioned previously, the Company plans on applying for an up list onto a senior stock exchange. We are currently discussing opportunities with banking groups to assist with the initial listing requirements of the exchange. Additionally, subject to the approval of any banking partners associated with any up list, as part of any up list we may create a rights offering to existing DarkPulse shareholders eligible to purchase shares of the Company. We believe the OTC markets are no longer a place for the Company to continue its growth trajectory and, therefore, we are prioritizing a move to a senior exchange.

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Gaining Momentum on the Financial Front

Financial highlights of the quarter ended June 30, 2022 included:

•	Record operating results in the second quarter of 2022 reflect a continuation of the strong global demand for fiber sensors and infrastructure sales, a trend that started early this year and continues to maintain a significant demand going forward. In the second quarter, the Company benefited from the one-time restructuring of costs ($501,431) related to Optilan’s overhead which we believe will allow Optilan to continue to grow revenues over both the near and long terms.

•	Net sales for the second quarter reached a record of $4,435,043, an increase of over 120% from the $2,018,333 reported in the previous quarter. Driving the sales increase was continued strong global demand for fiber and infrastructure sales for Optilan, as well as increases in revenue from the Company’s other subsidiaries.

•	Continuing strong demand in the major markets in North America and Europe drove increased sales at Optilan by more than 118% and the Company’s U.S. subsidiaries increased by a combined total of more than 131% from the previous quarter.

•	Gross profit margins for the quarter ended June 30, 2022 were approximately 11% versus approximately (16%) reported in the same period ended March 31, 2022. The increase in margins resulted from a streamlining back office operations across all entities.

•	Net loss for the quarter ended June 30, 2022 was $3,950,847 compared to a net loss of $5,244,050 reported for the quarter ended March 31, 2022. The decreased net loss was primarily the result the Company restructuring Optilan’s overheads and staffing costs following the departure of Optilan’s CEO, Mr. Bayliss, and the appointment of Jason Keith as CEO.

•	We expect the latter half of 2022 to continue increasing revenues, with additional contracts wins through Q3 continuing throughout Q4 2022 within our target market segments including infrastructure monitoring, high speed rail, renewable energy, oil and gas, physical security, satellite communications, smart cameras. Overall, we expect 2022 revenues to continue increasing, and we are committed to continuing this geometric progression of revenue generation and cost reduction into the future as we expand the group of companies and our service offerings and capabilities.

Long Term View

We believe one underlying measure of our success will be short term actions taken now to create shareholder value over the long term. We believe that value will result from the Company’s ability to grow and solidify its market position as a global leader. Market leadership translates directly to higher revenue, higher profitability, greater velocity of money, and stronger returns on capital.

In Closing

We believe that we are building something capable of changing the world and the way humanity lives. We envision a world with access to technologies capable of improving the health, safety, and well-being of every inhabitant and, more importantly, creating a safer, friendlier world in an environment that fosters better lives for all of Earth’s inhabitants.

We have built a very capable leadership team that is 100% committed to this vision and we are continuing to expand our teams across all areas of our business.

I thank all of our shareholders for your continuing support as we build the Company’s infrastructure with an eye towards becoming the world’s leading infrastructure technology company.

Sincerely,

Dennis M O’Leary

Founder, Chairman, CEO, Entrepreneur

Press Inquiries: media@DarkPulse.com

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Safe Harbor Statement

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "would", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appears", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions, unforeseen events affecting our industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

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